Exhibit 24.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amneal Pharmaceuticals, Inc. 2018 Incentive Award Plan, Impax Laboratories, Inc. 1999 Equity Incentive Plan, Impax Laboratories, Inc. Fourth Amended and Restated 2002 Equity Incentive Plan, and Impax Laboratories, Inc. Inducement Stock Option Award of Amneal Pharmaceuticals, Inc. (formerly known as Atlas Holdings, Inc.) of our report dated March 7, 2018, with respect to the consolidated financial statements of Amneal Pharmaceuticals LLC included in the Atlas Holdings, Inc. Registration Statement (Form S-1) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Iselin, New Jersey

May 7, 2018